Exhibit 99.1

NewStar Financial Enters into Definitive Agreement to Acquire Southern Commerce Bank, N.A.

•	Entered into definitive stock purchase agreement to acquire Tampa-based Southern Commerce, a commercial bank with approximately $218 million of assets and $182 million of deposits

•	Southern Commerce Bank operates 11 retail banking branches located in major markets across Florida, including 7 in-store branches operated in Wal-Mart super-centers

•	Transaction is expected to close in Q1 2009 subject to required regulatory approval and customary closing conditions

•	Acquisition reflects next step in strategy to secure a depository franchise to combine with our core commercial lending business

Boston, MA, January 8, 2009 – NewStar Financial, Inc. (NASDAQ: NEWS) announced today significant positive developments in its depository strategy.

NewStar has entered into a definitive stock purchase agreement with Dickinson Financial Corporation to acquire Southern Commerce Bank N.A. The purchase price will be based on the tangible book value of the bank on the closing date and is subject to adjustment based on changes in tangible book value and certain tax elections available to the seller. Based on the bank’s balance sheet as of November 30, 2008, the purchase price would be approximately $19.0 million, or $17.5 million if the seller exercises its option to elect to have the transaction treated as an asset sale under Section 338 of the Internal Revenue Code.

The closing of this transaction is subject to regulatory approval. NewStar will amend its application with the Federal Reserve Bank of Boston for approval to become a bank holding company and acquire Southern Commerce Bank. The Company previously filed applications with the Federal Reserve Bank of Boston, the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC) for conditional approval of “shelf charter” to form a de novo national bank with federal deposit insurance and to become a bank holding company. The Company expects the transaction to close in the first quarter, subject to receipt of required regulatory approvals.

“This acquisition represents an important step in the transformation of NewStar Financial into a bank holding company. Southern Commerce is an attractive platform for NewStar to begin developing a depository franchise in a large market with strong growth potential. Together with NewStar’s commercial lending franchise, this acquisition strengthens our business model and positions us to capitalize on other opportunities to expand the deposit base and increase our commercial banking activities,” commented Timothy J. Conway, NewStar Chairman and CEO.

“We have always expected to integrate depository funding into our business model as a way to further diversify and strengthen our funding platform. This transaction achieves that objective and serves to accelerate the evolution of NewStar’s business model. The acquisition of Southern Commerce enhances our liquidity profile and capital efficiency, while also improving our profitability,” said John K. Bray, NewStar’s CFO.

“We look forward to working with Southern Commerce’s customers and welcome their employees to NewStar Financial.” concluded Bray.

About NewStar Financial, Inc.:

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing senior secured debt financing for the acquisition or recapitalization of mid-sized companies and commercial real estate. NewStar originates loans directly through a team of experienced, senior bankers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $20 million and selectively underwrites or arranges larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Darien CT, Chicago IL, San Diego CA, and Charleston SC. For more detailed transaction and contact information, please visit our website at www.newstarfin.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the acquisition of Southern Commerce Bank and obtaining required regulatory approvals. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our acquisition strategy, financial condition, results of operations, plans, objectives, future performance and business. As such, they are subject to material risks and uncertainties, including the risk of not obtaining required regulatory approvals, our limited operating history; the fact that we have yet to be profitable; the current dislocation in the credit markets and the general state of the economy; the rapid expansion of our business since inception; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these factors is described in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2007 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

617.848.2558

rbrown@newstarfin.com

NewStar Financial

Brian J. Fischesser

617.848.2512

bfischesser@newstarfin.com